Exhibit 10.82


                              MANAGEMENT AGREEMENT
                                     BETWEEN
                      COMPREHENSIVE HEALTH MANAGEMENT, INC.
                                       AND
                           WELLCARE OF NEW YORK, INC.

          The Agreement is made and entered into as of this 11th day of June , 1999, by and between WellCare of New York, Inc., a for-profit corporation organized under the laws of the State of New York (hereinafter referred to as "WCNY") and Comprehensive Health Management, Inc., a for-profit corporation organized under the laws of the State of Florida (hereinafter referred to as "CHM").

          WHEREAS, WCNY is a New York certified health maintenance organization; and

          WHEREAS, WCNY hereby engages CHM to perform the functions and to provide the services described in the Agreement and CHM hereby accepts such engagement under the terms and conditions stated in this Agreement;

          NOW, THEREFORE, WCNY hereby agrees to contract with CHM to supervise and manage the day-to-day operations of the HMO and to perform the specific functions and contract services set out in this Agreement. This Agreement shall not be applicable to WCNY's Commercial business until June 1, 2000. The Board of Directors of WCNY has duly authorized the execution and performance of this Agreement and the Agreement is a valid and binding agreement subject to the approval of the New York State Commissioner of Health.

          1. As compensation for services rendered, as set forth below and in paragraph 2.19, WCNY shall pay CHM the following:

          A. A fee which shall be a percentage of the total collected premiums on a monthly basis for Medicaid, Medicare and Child Health Plus lines of business through June 1, 2000 and thereafter for those lines of business and such other lines of business as WCNY may offer in accordance to the following schedule:

          Number of Lives                         % of Premium
          ---------------                         ------------
          (i) 80,000 and up member lives               7.5%
          (ii) 60,000 to 79,999  member lives          8%
          (iii) 40,000 to 59,999  member lives         8.5%
          (iv) Less than 40,000 member lives           9.5%


          The fee will specifically cover services for claims, customer service, utilization review, data processing/MIS, credentialing, postage and supplies as related to the covered services, communication, provider relations and provider contracting. The fee will not cover any other costs, fees or expenses including, but not limited to costs for marketing functions or related marketing costs, legal costs, accounting costs, director and officer liability coverage and other insurance coverage as well as any extraordinary items. This Agreement shall be the agreement between WCNY and CHM in connection with the provision of the management services by CHM and WCNY and the payment by WCNY to CHM for such services. B. The cost for all employees responsible for the day-to-day operations of WCNY shall be the responsibility of WCNY, except for those employees required by CHM to provide the services listed in Section 1.A above. WCNY shall be responsible for the cost for all employees relating to claims processing.

          CHM shall retain full authority to recruit, hire, train, promote, assign, set the compensation level and discharge all employees assigned to WCNY. The employees that will be at the New York locations will be listed in a subsequent attachment to the Agreement. WCNY specifically retains the right to reasonably request the removal of the Medical Director/Plan Administrator at any time. Upon receiving such request in writing, CHM shall, without delay, remove such Medical Director and replace him/her within six (6) months with another nominee approved by the WCNY Board. The cost for all necessary computer and information system usage, including Year 2K compliance expenses and major equipment required, in order to perform the services listed in Section 1.A. above, as well as maintenance of all such equipment, shall be the sole responsibility of CHM. All management fees shall be due and payable on the first of each and every month of the term of this Agreement. CHM will bill WCNY for the monthly fee set forth above. Any monthly fees in arrears of ten (10) days will begin accruing finance charges of one percent (1%) per month.

     2. The term of this Agreement shall commence on approval of the NYS Health Department. This Agreement is for the term of five (5) years from said date of commencement, or as otherwise herein provided, unless renewed by agreement of the parties. Any renewal of this Agreement requires prior approval of the NYS Commissioner of Health.

     3. In the event of termination for cause, as defined in Section 3.1 of this Agreement, by either party, the sole obligation of WCNY to CHM shall be to pay any and all amounts due to CHM up to the time of said termination, including, without limitation, fees, costs, expenses, loans, and accounts payable due to CHM.


                                  SECTION ONE:
                   ALLOCATION OF AUTHORITY AND RESPONSIBILITY

1.1 Control Retained in Board

     WCNY, acting through its Board of Directors, shall at all times exercise sole control over the assets and operation of the HMO, and CHM shall perform the functions described in this Agreement to be performed by it in accordance with policies, directives and bylaws adopted by WCNY. WCNY retains the ultimate authority and responsibility regarding the powers, duties and responsibilities vested in WCNY by law and regulations.

1.2 Medical and Professional Matters.

     All medical and professional policy matters shall be the responsibility of WCNY. Policy recommendations shall be formulated by a Medical Advisory Committee
(MAC). Committee membership will include the WCNY medical director, participating physicians and others as specifically appointed to serve by resolution of the WCNY Board of Directors.
1.3 Reports.

     CHM shall present to the WCNY Board of Directors reports on the financial status of the HMO at each meeting, financial reports required in Section 2.9, periodic written progress reports summarizing CHM management actions and results, such other reports as CHM may deem appropriate to keep WCNY informed as to the status and conditions of the HMO, and such other reports that WCNY may reasonably request. CHM shall also provide such reports as may be required by any regulatory agency having jurisdiction over WCNY. CHM shall provide to the NYS Commissioner of Health and Superintendent of Insurance annual reports on financial operations and any other operational data requested. CHM shall notify WCNY of any and all correspondence and/or determinations of any regulatory agency immediately upon receipt thereof by CHM.

                                  SECTION TWO:
                              MANAGEMENT OF THE HMO

2.1 Standards of Health Care

     CHM shall meet the standards set by WCNY for the operation of the HMO and shall manage and operate the HMO in accordance with the policies adopted by WCNY.

2.2 Planning

     CHM will assist WCNY in reviewing short, medium and long-range objectives of the HMO and in formulating recommendations with respect thereto.

2.3 Government Regulations

     On behalf of WCNY, CHM shall comply with the requirements of any applicable statute, ordinance, law, rule, regulation, or order of any governmental or regulatory body having jurisdiction.

     CHM shall notify WCNY of any and all correspondences or communication from any such regulatory agency, and shall make such presentations to the Board of WCNY with regard to communications from regulatory agencies as WCNY shall request. 2.4 State Certification CHM shall supervise and manage the day-to-day operations of the HMO in accordance with the standards for State Certification as determined by Article 44 of the New York Public Health Law and in accordance with the policies adopted by WCNY. 2.5 Licenses and Permits CHM shall apply for, and exert its best effort to obtain and maintain, it in the name of WCNY, and at WCNY's expense, all certificates, licenses and permits required in connection with the management and operation of the HMO. WCNY shall cooperate with CHM in applying for, obtaining and maintaining such certificates, licences and permits.
2.6 Confidentiality and Ownership of Records CHM shall protect the confidentiality of the records of the HMO and shall comply with all applicable federal, state and local laws and regulations, and medical ethical standards, relating to the records of the HMO. CHM hereby acknowledges that any and all records maintained by or on behalf of WCNY, no matter where such records are housed, shall be deemed to be in the possession of WCNY, and to be the property of WCNY.

     Ownership of all records made by or on behalf of WCNY shall be in WCNY, and physical custody of all records shall be transferred immediately to WCNY in the event this Agreement expires or is terminated for any reason.

2.7 Subscriber Services.

         CHM shall prepare and present to WCNY an annual report containing recommendations as to the scope of services offered by the HMO, as well as procedures and policies and such other matters as CHM deems appropriate or as shall be requested by WCNY, including a management summary of complaints and grievances, disposition thereof and recommendations for improved plan management.

2.8 Preparation and Adoption of Annual Budget

     WCNY's fiscal year shall commence on January 1st and end on December 31st of each year. CHM shall prepare an annual line item budget setting out major operation objectives, anticipated revenue, expenses, cash flow, and capital expenditures and shall cause the budget to be presented to WCNY sixty (60) days prior to the commencement of each fiscal year for its acceptance, rejection or modification. Upon adoption of the budget by WCNY, it shall serve as the operating budget of the HMO during the ensuing year. WCNY shall review and either accept or reject such budget within thirty (30) days of receipt thereof. If WCNY shall disapprove such budget, such disapproval shall specify those items which are disapproved and CHM shall resubmit an altered budget to WCNY within fifteen (15) days incorporating such changes as may be directed by the Board, following such notice of disapproval. In the event of such disapproval and resubmission, the previous year's budget shall continue in effect until approval of the new budget.

     If at any time during the fiscal year there shall be a projected or actual deviation of more than ten percent (10%) in any other line item in the approved budget, same shall be brought to the attention of the WCNY Board of Directors immediately by CHM. If CHM deems it necessary to expend additional monies above ten percent (10%) of the Board approved budgetary allocation for any line item, it must first receive the approval of the WCNY Board. CHM will not be held liable for budget items outside of its control including revenue and medical expense line items that are a function of outside market conditions, etc.

2.9 Accounting Records

     CHM shall direct and maintain the operation of a suitable accounting system and shall cause to be delivered to WCNY financial statements, as follows:

          (a) within forty-five (45) days after the close of each month, CHM will provide WCNY with a balance sheet and a related statement of revenue and expenses showing the results of the HMO's operations for the preceding quarter and for the fiscal year-to-date.

          (b) within ninety (90) days after the close of the fiscal year ending December 31st, CHM shall provide to WCNY a balance sheet and related statement of revenue and expenses and statement of changes in financial positions showing the results of the HMO's operation during the fiscal year all audited by an independent certified public accounting firm retained by WCNY. If retained CPA firm fails to provide audited statements within ninety (90) days after the close of the fiscal year and failure is not a fault of CHM, CHM shall not be held in default as a result thereof. 2.10 Deposit and Disbursement of Funds Signatories and approvals as to the amounts on all checks shall be in accordance with the duly adopted written policy of WCNY, and WCNY shall reserve the right of selecting and approving all financial institutions utilized by CHM for business transactions of WCNY.
               2.11 Collection of Accounts Pursuant to collection policies established from time to time by WCNY, CHM shall supervise and direct the collection of all accounts due WCNY and shall take all reasonable steps necessary to minimize the number and amount of bad debts. 2.12 Legal Actions CHM shall, under the overall direction and with prior approval of WCNY, initiate and pursue in the name of WCNY any and all legal actions or proceedings necessary to operate the HMO and protect the assets of WCNY. Any and all legal costs shall be solely borne by WCNY. 2.13 Rates CHM and WCNY recognize the importance of maintaining rates which enable the HMO to meet its obligations, but contain the cost of health care. CHM will recommend rate structures to WCNY for approval which take into account the financial obligations of the HMO and the importance of providing quality health care at competitive cost.

2.14 Insurance

     CHM shall maintain, on WCNY's behalf, at WCNY's sole expense, and in WCNY's name, general liability, insurance and professional liability insurance with coverage of at least One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in annual aggregate. In addition, CHM shall maintain, on WCNY's behalf, at WCNY's expense, and in WCNY's name, directors and officers insurance in the amount of at least One Million Dollars ($1,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in total. CHM shall not be responsible for WCNY's inability to obtain such insurance because of market conditions.

2.15 Marketing and Corporate Plan Strategy

     CHM shall direct the development and implementation of a marketing program for the HMO. Annually, this program shall be presented to the Board of Directors for approval. The scope for the marketing plan shall include development of new sales and maintenance of existing membership as well as recommending changes to the HMO benefit plans. Within the marketing plan shall be quantifiable goals for membership and penetration, periodic updates shall be presented to the Board of Directors to advise the status of goals and any necessary modifications to planned strategy to adapt to marketing conditions. Any and all marketing cost shall be solely borne by WCNY.

2.16 Ancillary and Other Agreements

     CHM shall, in the name of and on account of WCNY, and at WCNY's sole expense, negotiate and enter into such term agreements as it may deem necessary or advisable for the furnishing of utilities, services, concessions, and supplies for the maintenance and operation of the HMO including the rendering of professional services, except as set forth in Section 2.19. All such agreements shall be approved by WCNY in accordance with Board policies. All such agreements in excess of Fifty Thousand Dollars ($50,000.00) that have not received approval within the annual operating budget must receive prior approval of the WCNY Board of Directors.

2.17 Office Equipment, Furniture, Fixtures and Capital Improvements

     CHM shall review and make recommendations to WCNY concerning proposed acquisitions of office equipment and/or furniture or capital improvements in excess of Fifty Thousand Dollars ($50,000.00) to the HMO. For expenditures under Fifty Thousand Dollars ($50,000.00), CHM will follow the approved capital budget allocations. Upon approval for such expenditures, CHM shall, in the name of and at WCNY's sole expense, negotiate, contract for, and supervise the satisfactory delivery and/or installation of such property.

2.18 Information Services

     CHM will assist WCNY in developing a plan for continuous improvement of the HMO's information system.

     Proprietary software developed under the direction of CHM will remain property of CHM, but will be made available to WCNY throughout the term of this contract and for one (1) year after termination. 2.19 CHM Management Services and Expenses

     CHM, at WCNY's sole expense, except for those employees specifically stated in 1.B. of this Agreement, shall provide all necessary personnel to operate the HMO under the terms of this Agreement and the directives of the Board of Directors of WCNY. CHM will retain the ultimate responsibility to recruit, hire, train, promote, assign, set the compensation level and discharge all such employees except as noted in Section 1.B of this Agreement.

     As detailed under Section 1.A, of this Agreement, CHM at its expense, shall provide WCNY with necessary executive and administrative services from its corporate headquarters in Tampa, Florida, to assist with the day-to-day management of the HMO.

     CHM shall not be responsible for the cost of personnel expenses (except as set forth above); expenses relating to marketing and information system literature, advertising, insurance, travel, rent, utilities, telephone, office supplies, equipment (excluding information system hardware) and; professional services (actuarial, legal, accounting, etc.).

2.20 Other Service Agreements

     This contract does not preclude WCNY from entering into specific agreements with CHM and/or WCNY affiliated companies for engagements outside the scope of this contract. However, CHM will disclose any such relationship to the Board of Directors and support will be provided that services rendered are not part of executive management services and are of a standard and cost available in the general market. The WCNY Board will approve each agreement and will monitor its progress on a regular basis.

                                 SECTION THREE:

3.1 Termination for Cause

     Either party may terminate this Agreement for cause as defined herein below upon written notice to the other party, the NYS Superintendent of Insurance, and the NYS Commissioner of Health within the designated time periods. This Agreement shall terminate and be deemed canceled, without financial penalty to either WCNY's board of directors or to WCNY, not more than sixty (60) days after notification to the governing authority of WCNY and CHM by the New York Department of Health of a determination that WCNY is not providing adequate care or otherwise assuring the health, safety and welfare of WCNY's enrollees.

WCNY or the NYS Commissioner of Health shall have cause for termination if:

3.1.1 CHM shall fail to observe or perform any material covenant, duty, or term of this Agreement, and such default shall continue for a period of thirty (30) days after written notice thereof by WCNY to CHM, the NYS Superintendent of Insurance, and the NYS Commissioner of Health provided subsequent to the aforementioned thirty (30) days, WCNY gives fifteen (15) days written notice to CHM, the NYS Superintendent of Insurance, and the NYS Commissioner of Health of intent of such termination, or

3.1.2 CHM shall apply for or consent to the appointment of a receiver, trustee, or liquidator of CHM or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment, or decree shall be entered by a court of competent jurisdiction, or on the application of a creditor, adjudicating CHM bankrupt or insolvent or approving a petition seeking reorganization of CHM or appointment of a receiver, trustee, or liquidator of CHM of all or a substantial part of its assets; provided WCNY gives thirty (30) days written notice to CHM, the NYS
Superintendent of Insurance, and the NYS Commissioner of Health such termination, or

3.1.3 CHM is managing WCNY in violation of any statute or administrative regulation, including but not limited to Article 44 of the NYS Public Health Law and all regulations promulgated pursuant thereto, subject to thirty (30) days notice by WCNY to CHM, the NYS Superintendent of Insurance, and the NYS Commissioner of Health. If CHM fails to cure the violation within the thirty
(30) day period, or a longer period set by WCNY, then WCNY may terminate this Agreement upon fifteen (15) days written notice to CHM, the NYS Superintendent of Insurance, and the NYS Superintendent of Insurance, and the NYS Commissioner of Health. Written notice from the NYS Superintendent of Insurance or the NYS Commissioner of Health that the HMO is being operated so as to endanger WCNY's HMO certification shall be final for purposes of permitting the termination of this Agreement with CHM by WCNY subject to thirty (30) days notice by WCNY to CHM, the NYS Superintendent of Insurance, and the NYS Commissioner of Health.

CHM or the NYS Commissioner of Health shall have cause for termination if:

3.1.4 WCNY shall default in the performance of any material covenant, agreement, term, or provision of this Agreement and such default shall continue for a period of sixty (60) days after written notice to the NYS Superintendent of Insurance, and the NYS Commissioner of Health from CHM stating the specific default; provided subsequent to the aforementioned sixty (60) days, CHM gives fifteen (15) days written notice to WCNY, the NYS Superintendent of Insurance, and the NYS Commissioner of Health of such termination, or

3.1.5 WCNY shall apply for or consent to the appointment of a receiver, trustee, or liquidator of WCNY or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating WCNY as bankrupt or insolvent or approving a petition seeking reorganization of WCNY or appointment of a receiver, trustee or liquidator of WCNY or of all or a substantial part of the assets of WCNY; provided CHM gives thirty (30) days written notice to WCNY, the NYS Superintendent of Insurance, and the NYS Commissioner of Health of such termination, or

3.1.6 WCNY shall fail to make payment to CHM or to any assignee of CHM pursuant to any agreement between WCNY and such assignee and does not make such payment within sixty (60) days after written notice to WCNY and NYS Superintendent of Insurance and the NYS Commissioner of Health; provided subsequent to the aforementioned sixty (60) days, CHM gives fifteen (15) days written notice to WCNY, the NYS Superintendent of Insurance, and the NYS Commissioner of Health of such termination.

3.1.7 The prior approval of the Commissioner of Health is required for any termination for cause pursuant to Sections 4.1- 4.16 herein, or should the parties mutually agree to terminate this Agreement at anytime. Further, concurrent with WCNY's notification to the NYS Commissioner of Health of WCNY's decision to discharge the manager, WCNY shall provide to the NYS Commissioner of Health a plan for the management of WCNY following termination.

3.2 Termination Without Cause

     WCNY shall have the right to terminate this Agreement without cause at the end of the five- year-term. Six (6) months written notice shall be given to CHM, the NYS Superintendent of Insurance, and the NYS Commissioner of Health of such termination.

3.3 Indemnification

     WCNY shall indemnify and save CHM harmless from and against any and all claims or causes of action arising from injuries or damages to persons or property in connection with the operation of the HMO, unless such injuries or damages resulted from (1) CHM acting outside the scope of its authority under this Agreement or (2) the willful misconduct or negligence of CHM in the management of the HMO.

     CHM shall indemnify and save WCNY harmless from and against any liability resulting from (1) CHM acting outside the scope of its authority under this Agreement or (2) the willful misconduct or negligence or CHM in the management of the Plan. Nothing herein shall preclude WCNY from asserting any claims or suits against CHM which may arise out of CHM's management under this Agreement.

3.4 Arbitration

     In the event that any dispute shall arise with regard to the Agreement, both parties agree to submit the matter(s) in controversy to a Board of Arbitrators consisting of three (3) members (one shall be selected by each party to this Agreement and these members in turn shall select a third member). The Board of Arbitrators so constituted shall proceed under the rules and regulations of the American Arbitration Association. Both parties expressly covenant and agree to be bound by the decision of the arbitrators and accept any decision by a majority of the arbitrators as a final determination of the matter(s) in dispute. The parties of this Agreement shall share the cost of arbitration equally. CHM shall provide notice to the New York State Commissioner of Health (the "Commissioner") of all issues preceding to arbitration and copies of all decisions pursuant to this Paragraph 4.4. Additionally, the Commissioner shall in no way be bound by any arbitration decisions pursuant to this Paragraph 4.4.

3.5 Assignment

     CHM shall have the right to assign this Agreement to a corporation which is a successor in interest of CHM upon the prior written approval of WCNY, and the NYS Department of Health.

3.6 Hold Harmless

     It is understood and agreed that CHM shall look solely to WCNY for compensation for management services provided to WCNY and at no time shall CHM seek compensation for such services from members, members' family members, or any other person acting on a member's behalf.

3.7 Membership Responsibilities for WCNY Obligations

     The membership or Board of WCNY shall not be personally or individually liable for the payment of obligations of WCNY to CHM.

3.8 Notices

     Any notice of other communication by either party to the other shall be in writing and shall be delivered personally or mailed, postage prepaid, by registered or certified mail, addressed as follows:

     To WCNY:                      WellCare of New York, Inc.
                                   130 Meadow Avenue
                                   Newburgh, New York 12550
                                   Attn: Vice President

     To CHM:                       Comprehensive Health Management, Inc.
                                   c/o Patel, Moore & O'Connor, P.A.
                                   2240 Belleair Road, Suite 160
                                   Clearwater, Florida, 333764
                                   Attn: Sandip I. Patel, Esquire

or such other address, and to the attention of such other person or officer as either party may designate in writing from time to time.

3.9 Modification and Changes

     CHM and WCNY mutually recognize that it may be desirable to alter terms of this Agreement in the future to take into account such events or conditions as may from time to time occur. Any changes to this Agreement must be in writing and executed by both parties with the same formality as the within Agreement and shall be effective only with the prior written consent of the NYS Commissioner of Health.

3.10 Headings

     The headings contained herein are for the convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of the Agreement. 3.11 Confidentiality CHM and WCNY agree that the terms and conditions of this Agreement shall remain confidential. Neither CHM nor WCNY shall distribute this Agreement, or any part thereof, to any other party unless required by law or regulation.

3.12  Understanding  and Agreements

     This Agreement constitutes all of the understandings and agreements of whatsoever nature or kind existing between the parties with respect to the HMO.

3.13 Governing Law

     This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of New York.

3.14 Governing Rules and Regulations

     This Agreement, to the maximum extent possible, shall be interpreted so as to be consistent with all rules and regulations of the State of New York.

3.15 The parties hereto acknowledge that the responsibilities of WCNY's governing authority are in no way obviated by entering into this Agreement. Any powers not specifically delegated to CHM herein remain with WCNY's board of directors.

WellCare of New York, Inc. (WCNY)         Comprehensive Health Management, Inc.
                                          (CHM)

By: /s/ Mary Lee Campbell-Wisley          By: /s/ Kiran C. Patel, M.D.
--------------------------------          -------------------------------------
Mary Lee Campbell-Wisley                  Kiran C. Patel, M.D.
President/CEO                             President

Date:  June 11, 1999                      Date:  June 11, 1999

Attest:  /s/ Craig Dupont                 Attest:  /s/ S. Patel